Exhibit 99.2

Appian Announces Pricing of Public Offering of Class A Common Stock

Reston, VA, August 20, 2018 – Appian Corporation (Nasdaq: APPN) today announced the pricing of an underwritten public offering of 2,000,000 shares of its Class A common stock, of which 1,675,000 shares of Class A common stock are being offered by Appian and 325,000 shares of Class A common stock are being offered by existing stockholders of Appian, at a price to the public of $35.15 per share. Appian will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders. The offering is expected to close on or about August 23, 2018, subject to satisfaction of customary closing conditions. Appian has granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of Class A common stock from it at the public offering price, less underwriting discounts and commissions.

Barclays is acting as sole underwriter in the offering. The offering is being made pursuant to a shelf registration statement, including a base prospectus, filed by Appian with the Securities and Exchange Commission (SEC), which was effective upon filing. The offering may be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus may also be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Appian

Appian provides a leading low-code software development platform that enables organizations to rapidly develop powerful and unique applications. The applications created on Appian’s platform help companies drive digital transformation and competitive differentiation.

Cautionary Note on Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our expectations regarding the anticipated closing of the public offering. The words “anticipate,” “expect,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on our current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include risks related to the satisfaction of closing conditions and other factors that are set forth in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, under the caption “Risk Factors.” The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.